Monarch Casino & Resort Reaches Construction Milestone in Black Hawk

RENO, NV -- (Marketwired - November 21, 2016) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or the "Company") announced today that the Company has completed its new parking structure at Monarch Casino Black Hawk and secured from the City of Black Hawk the necessary temporary certificate of occupancy for the garage. Offering approximately 1,350 parking spaces spread across nine floors, the new parking structure is available for use by Monarch Casino Black Hawk guests, who are being provided with shuttle service from the new parking garage to the existing casino. The Company plans to open the hotel tower and expanded casino in phases, starting with the casino, and will continue shuttle service until the new casino opens and connects to the new parking garage, at which time the shuttles will no longer be necessary.

Monarch also announced today that it has begun preparations for the demolition and removal of the old parking structure. This work, which will include a controlled implosion of the old garage, is expected to conclude in the first quarter of 2017 at which time the Company will break ground on the hotel tower and casino expansion. Upon completion, the hotel tower and casino expansion will transform Monarch Casino Black Hawk into a true resort destination that will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, four restaurants and additional bars.

"The completion and opening of the new parking structure in Black Hawk is an important milestone in our property expansion project and represents a major step forward as we move towards completion of our resort destination," said John Farahi, Co-Chairman and Chief Executive Officer of Monarch. "We are pleased to open our elegant new parking facility for guest use and believe that this significant addition to the Black Hawk skyline nicely represents the level of world-class resort experience that Monarch is bringing to Colorado. As our team progresses through the coming two plus years of construction, we are committed to entertaining our guests in the manner they have come to expect and look forward to their continued patronage and excitement for the future of Monarch Casino Black Hawk."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) plans, objectives and expectations regarding Monarch Casino Black Hawk; and (ii) plans, costs, financing, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Casino Black Hawk master development plan and expansion project, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space, approximately 720 slot machines, 14 table games, a 250 seat buffet-style restaurant, a snack bar and a new, nine story parking structure with approximately 1,350 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contact:
David Farahi
Chief Operating Officer
775/825-4700
dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com